UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

L. Kevin Kelly Amended and Restated Employment Agreement

On December 30, 2011, Heidrick & Struggles International, Inc. (the “Company”) entered into an amended and restated employment agreement with L. Kevin Kelly, the Company’s Chief Executive Officer. The amended and restated employment agreement reflects the following material amendments to Mr. Kelly’s original employment agreement:

•

The “evergreen provision” that automatically renewed the term of the original employment agreement was replaced with a provision that states that the employment agreement shall be effective for a term commencing on December 30, 2011 and ending on December 30, 2014. The amended and restated employment agreement is renewable upon the mutual agreement of the parties.

•

The excise tax gross-up provision contained in the original employment agreement was replaced with a best net after-tax provision. Specifically, the amended and restated employment agreement provides that in the event it is determined that any payments provided to Mr. Kelly in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or interest or penalties would be incurred by Mr. Kelly with respect to such excise tax, the payment will be reduced to $1.00 below the amount that would otherwise become subject to the excise taxes imposed on such payment, or paid in full, whichever produces the best net after-tax result to Mr. Kelly.

•

The definition of “Cause” was revised to also include knowingly engaging in conduct which directly causes a material misstatement of one or more of the Company’s financial statements for the current year or the three prior years, if and to the extent that, such misstatement results in the recoupment of compensation pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Other than as set forth above, the material terms of the original employment remain unchanged.

The foregoing description of the material amendments contained in the amended and restated employment agreement is qualified by reference to the copy of amended and restated employment agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Change in Control Severance Plan

Effective December 29, 2011, the Company amended and restated the Heidrick & Struggles International, Inc. Change in Control Severance Plan (the “Plan”). The material amendments to the Plan are as follows:

•

The excise tax gross-up provision was replaced with a best net after-tax provision. Specifically, the Plan now provides that in the event it is determined that any payments provided to Plan participants in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or interest or penalties would be incurred by the Plan participants with respect to such excise tax, any payment will be reduced to $1.00 below the amount that would otherwise become subject to the excise taxes imposed on such payment, or paid in full, whichever produces the best net after-tax result to the Plan participants.

•

Stock awards or stock-based awards granted to Plan participants will be subject to double trigger accelerated vesting provisions wherein after a change in control and a Plan participant’s termination of employment for certain reasons within the two year period beginning on the date of a change in control, the unvested stock awards immediately vest.

Other than as set forth above, the material terms of the Plan remain unchanged.

The foregoing description of the material amendments to the Plan is qualified by reference to the copy of the Plan filed as Exhibit 10.2 hereto and incorporated herein by reference.

Forms of Equity Awards Agreements

Effective December 29, 2011, the forms of the Restricted Stock Unit Participation Agreement (the “RSU Agreement”), the Performance Stock Unit Participation Agreement (the “PSU Agreement”) and the Non-Qualified Stock Option Grant Agreement (the “Stock Option Agreement”), each for use in the granting of awards under the 2007 Heidrick & Struggles GlobalShare Program, were revised to reflect the following material amendments:

•

The RSU, PSU and Stock Option Agreements include double trigger accelerated vesting provisions wherein after a change in control and an executive officer’s termination of employment for certain reasons within the two year period beginning on the date of a change in control, the unvested RSUs, PSUs and stock options immediately vest. Additionally, in the event of a change of control, the number of PSUs subject to the PSU Agreement will be fixed at the greater of the target number of PSUs or the number of PSUs that would have vested if the date of the change in control was the end of the award period.

•

Awards under each of the RSU, PSU and Stock Option Agreements will be subject to any clawback policy developed by the Board of Directors or Human Resources and Compensation Committee that is consistent with applicable law.

Other than as set forth above, the material terms of each of the RSU, PSU and Stock Option Agreements remain unchanged.

The foregoing description of the material amendments to each of the RSU, PSU and Stock Option Agreements, is qualified by reference to the copies of RSU, PSU and Stock Agreements filed as Exhibits 10.3, 10.4 and 10.5, respectively, hereto and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated December 30, 2011, by and between Heidrick & Struggles International, Inc. and L. Kevin Kelly

10.2	Heidrick & Struggles International, Inc. Change in Control Severance Plan, as amended and restated effective December 29, 2011

10.3	Form of Restricted Stock Unit Participation Agreement

10.4	Form of Performance Stock Unit Participation Agreement

10.5	Form of Non-Qualified Stock Option Grant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC. (Registrant)

Date: January 5, 2012	By:	/s/ Stephen W. Beard
	Name:	Stephen W. Beard
	Title:	Executive Vice President, General Counsel and Corporate Secretary